AGREEMENT

This Agreement (this “Agreement”) is executed as of June 12, 2006 (the “Effective Date”) by and among Haim Ariav (the “Executive”), Glossy Finish, LLC, a New York limited liability company (“Glossy Finish”), on the one hand, and SuperStock, Inc., a corporation organized under the laws of the State of Florida (the “Company”), and a21, Inc., a corporation formed under the laws of the State of Texas (“a21”).

WHEREAS, the Executive, the Company and a21 entered into a written agreement dated May 1, 2005 (the “Employment Agreement”) relating to the employment of the Executive by the Company and a21; and

WHEREAS, the Executive is no longer employed by the Company or a21, and the Company, a21 and the Executive desire to terminate their respective rights, liabilities and obligations, if any, under the Employment Agreement, as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto agree as follows:

W I T N E S S E T H

1.  Termination of Employment, Severance, Consulting Services.

(a)  The Employee’s employment with the Company and a21 is hereby terminated as of May 25, 2006 (the “Termination Date”). The Company and a21 will, in the aggregate, pay the Executive severance (the “Severance”) equal to twelve (12) month’s salary, in the amount of One Hundred Twenty Thousand Dollars ($120,000), paid in installments, at such intervals as the Company regularly makes payments to employees generally, over such twelve (12) month period (the “Severance Period”). In addition, the Company and a21 will, in the aggregate, pay the Executive an amount equal to his accrued and unused vacation days (the “Vacation Pay”) as of the Termination Date. The Vacation Pay will be paid to the Executive by the Company in a lump sum after the Effective Date but no later than the Company’s next ordinary scheduled payroll payment. Executive understands and agrees that the Company will deduct from the Severance and the Vacation Pay all federal, state and/or local withholding taxes and other deductions the Company is required by law to make from its wage payments to employees. The Executive hereby resigns, effective immediately, as a director of a21 and from each and every other position he may hold at the Company and/or a21. In the event that the Executive breaches any material provision of this Agreement, the Severance payments hereunder shall be immediately cancelled, if the Company has provided written notice to the Executive and had provided a period of ten (10) days to cure such breach, if capable of cure.

(b)  In addition to the Severance payment set forth in Section 1(a), the Company and a21 will accelerate, as of the Effective Date, the vesting of 62,500 of the Executive’s unvested shares of restricted stock provided for as the “Bonus” in paragraph 3(b) of the Employment Agreement and 100,000 of the Executive’s unvested stock options as provided for in paragraph 3(c) of the Employment Agreement. All remaining unvested shares of restricted stock and stock options will be cancelled on the Termination Date. In the event that the Executive breaches any material provision of this Agreement, all of the Executive’s outstanding shares of restricted stock referred to in the first sentence of this Section 1(b) and unexercised stock options shall be immediately cancelled, if the Company has provided written notice to the Executive and has provided a period of ten (10) days to cure such breach , if capable of cure.

(c)  The Company agrees that all of the Executive’s vested stock options may be exercised by the Executive until the earlier of, as the case may be (i) the date such vested stock options would otherwise have expired by their terms (assuming for this purpose the Executive was still employed by a21), or (ii) May 25, 2007 (the “Option Expiration Date”). After the Option Expiration Date, all of the Executive’s unexercised stock options shall be cancelled.

(d)  The Executive acknowledges and agrees that all right, title and interest in and to the approximately 1,205 images he photographed while an employee of the Company (some or all of which are currently part of the “PureStock” brand) are the sole and exclusive property of the Company and shall be deemed “work made for hire” as such term is defined under the copyright laws of the United States. To the extent that any such copyrightable works may not, by operation of law, be works for hire, the Executive agrees to and hereby does assign to the Company or its designees ownership of all copyrights, registrations and similar protection which may be available for those Products. The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to act for and in his behalf, and in his place and stead, to execute and file any and all applications or documents and to do all other lawfully permitted acts to further the prosecution and issuance of copyrights and/or other intellectual property rights with respect to such Products with the same legal force and effect as if executed by Executive. Nothing contained in this Agreement precludes the Executive and the Company from entering into a photographer agreement after the Effective Date with regard to images the Executive creates after the Effective Date.

(e)  The Company and/or a21 may from time to time during the Severance Period ask the Executive to provide consulting and/or advisory services. The Executive agrees to provide such consulting and/or advisory services as the Company and/or a21 may reasonably request, at such times, in such locations and in such manner as the Executive and the Company or a21 shall mutually agree. The Executive need not provide any such consulting and/or advisory services after he has commenced substantially full-time employment with another employer. The Executive shall not receive any compensation from the Company and/or a21 for these services but the Company or a21, as applicable, will reimburse the Executive for reasonable out of pocket expenses incurred by the Executive in connection with any services provided pursuant to this Section 1(f), provided, however, that any such expense shall be approved in advance by the Company or a21, as applicable.

2.  Consideration. The Employment Agreement is hereby cancelled and terminated and none of the parties thereto shall have any obligations to each other under the Employment Agreement, except as set forth in this Agreement. Executive hereby acknowledges and agrees that the provisions of the Employment Agreement relating to any severance payments that Executive would be entitled to receive thereunder are cancelled and hereby terminated, and that except as provided in this Agreement, Executive has no legal or other entitlement to the arrangements described in the Employment Agreement, and that the Company’s agreement to make such payments and provide the other consideration specified in this Agreement, is sufficient consideration for the general release, non-solicitation and non-competition terms set forth respectively in Sections 5, 7 and 8 below.

3.  Sale of Stock.

(a)  The Executive represents that he, directly or through Glossy Finish, currently holds approximately 1,682,000 shares (of which 62,500 will be forfeited in accordance with the terms pursuant to which they were granted to the Executive ) of common stock of a21 (the “Executive Stock”) and holds options and warrants (the “Executive Options”) to acquire approximately 1,934,000 shares (of which 100,000 will be forfeited in accordance with the terms pursuant to which they were granted to the Executive) of common stock of a21 (the Executive Stock and the Executive Options, collectively, “Executive Securities”).

(b)  The Executive and Glossy Finish hereby agree that from the period commencing from the Effective Date and ending on May 25, 2007 (the “Lock-Up Period”), neither of them shall make any sales of Executive Stock except for (i) the sale of up to three hundred thousand (300,000) shares (as described in the last sentence of this Section 3(b) made in a non-market transaction to a third party in a private transaction (a “Third Party Sale”) and (ii) such sales as are reasonably required to provide a sufficient amount of cash for the Executive to satisfy the income taxes attributable to exercise of Executive Options on a cashless basis. As soon as reasonably practical after the execution and delivery of this Agreement, the Company agrees that it will use its commercially reasonable efforts to facilitate and assist the Executive and/or Glossy Finish in selling up to three hundred thousand (300,000) shares, acquired after the Effective Date, as a result of the exercise of stock options, of Executive Stock in the aggregate in a Third Party Sale during the Lock-Up Period.

(c)  The Executive hereby covenants and agrees that he may only exercise Executive Options on a cashless basis during the Lock-Up Period. This means the Executive may exercise stock options without first paying to the Company the aggregate strike price, which is defined as the strike price times the number of share-options being exercised. For purposes of this Agreement, a “cashless” basis exercise means that Executive as part of an option exercise is permitted to trade option-shares of a21 common stock in exchange for actual shares of a21, Inc. common stock using the Executive’s stock option exercise by using the “spread” between the strike price and market price to cover the aggregate strike price that is required to be paid with regard to such option exercise. This is represented with the following formula: the difference between the strike price and market price, divided by the market price. For example, if the Executive exercises an option on one share of a21, Inc. common stock, having a strike price of $0.25, when the then-market price of a21, Inc. common stock is $1.00, the Executive would receive ¾ of one share of a21 common stock in return (i.e. [($1.00-$.25)/$1.00)]).

(d)  The Executive and Glossy Finish hereby agree that they shall not make any sale of the Executive Securities while in possession of any material non-public information about a21, the Company or any of their respective Affiliates (as defined herein), and that all sales of the Executive Securities shall be disposed of in compliance with applicable state and federal securities laws.

4.  No Other Payments. The Executive acknowledges that as of the date hereof, the Company and a21 have made or have agreed in this Agreement to make all payments to the Executive as required under the Employment Agreement or otherwise for wages that the Executive has earned to the date hereof including any bonuses, if any; has paid or has agreed in this Agreement to pay to the Executive all accrued vacation pay to which he is entitled, if any; and has reimbursed or has agreed in this Agreement to reimburse the Executive for all expenses he incurred on behalf of the Company and a21 to the date hereof and was entitled to be reimbursed for; and, except as provided in this Agreement, the Company and a21 currently owes him no other payments of any kind and of any nature. Without limiting the generality of the foregoing, except as provided in this Agreement, the Executive hereby relinquishes any and all right he may have under the Employment Agreement to receive cash payments, shares and options including, without limitation, under the provisions of Sections 3(a), 3(b) and 3(c) of the Employment Agreement. The Company and a21 similarly relinquish any rights under the Employment Agreement except as provided for in this Agreement. The Executive will submit to the Company within five (5) business days after the Effective Date expense reimbursement vouchers for all appropriate expenses he incurred on behalf of the Company prior to May 25, 2006. The Company will reimburse Executive within five (5) business days after its receipt of such expense reimbursement vouchers for all appropriate expenses not yet reimbursed.

5.  General Release.

(a)  Except for the obligations undertaken by the Company and a21 under this Agreement, Executive hereby covenants and agrees and releases the Company and a21, and all of its respective Affiliates (as defined below), and their respective employees, officers, directors and agents, from any and all claims or demands the Executive (or Executive’s respective successors and assigns) has or hereafter can, shall or may have based on the Executive’s employment by the Company and a21, any events that may have occurred during the course of his employment or the termination of that employment, or any other matters or claims of any kind or nature from the beginning of the world to the Effective Date (including without limitation, those arising out of or which may hereafter be claimed to arise out of the Employment Agreement or Executive’s status as a shareholder of the Company or a21). Without limiting the generality of the foregoing, the scope of this release includes (but is not limited to) a release of any and all claims for unpaid wages or other compensation, breach of contract, wrongful discharge, disability benefits, health and medical insurance provided by the Company or a21 (other than benefits provided by third parties) sick leave and employment discrimination. Executive acknowledges and agrees that he is specifically releasing any rights or claims he may have under: the Age Discrimination in Employment Act, which prohibits discrimination in employment based on age; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; Title I of the Americans with Disabilities Act; the New York Human Rights Law; the New York City Human Rights Law; and all other federal, state and local laws and regulations prohibiting discrimination in employment. Executive acknowledges and agrees that this release covers not only claims that he knows about, but also claims that he might not know about. Executive covenants and agrees that the release set forth in this Section 5 shall be binding upon his successors and assigns. By signing this Agreement, Executive acknowledges and agrees that he is forever giving up his rights to make any of the claims or demands mentioned above. For purposes of this Agreement, “Affiliate” means any entity that controls, is controlled by, or is under common control with the Company and a21.

(b)  Except for the obligations undertaken by the Executive under this Agreement, the Company and a21, their officers, directors, and employees to the extent permitted by law, for good and valuable consideration, the receipt of which is hereby acknowledged, hereby forever remise, release and discharge the Executive, and his or its subsidiaries, divisions, stockholders, directors, officers, managers, employees, agents, and heirs from all debts, demands, actions, causes of action, suits, dues, sum and sums of money, accounts, reckonings, bonds, specialties, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, damages, extents, executions and liabilities and any and all other claims of every kind, nature and description whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state local or otherwise) whether known or unknown which against the Executive and his affiliates, successors, agents, servants, beneficiaries, employees, attorneys or assigns, the Company and a21 now has, may have, or ever had, from the beginning of the world to the Effective Date, including, without limitation, all statutory, tort, contract and other claims that were or could have been asserted and any and all matters which in any way relate to or arise out of the Company’s or a21’s relationship with the Executive. This release covers claims the Company and a21 is or is not currently aware of. This release includes, but is not limited to, all claims for compensatory damages, punitive damages, attorneys’ fees, expenses and costs or other compensation of any kind, including any claims which were or might have been asserted by the Company or a21 or on their behalf.

6.  No Lawsuits. The parties represent and warrant that they have not filed (whether recently or otherwise) any claim or lawsuit against the other party or any of their respective Affiliates, or any of their employees, officers or directors based on the actions of the other party or their respective Affiliates or any of their employees, officers or directors, in connection with the Executive’s employment and the termination of his employment with the Company and a21. Each party covenants and agrees that they will never file a lawsuit asserting any claims that such party has released in Section 5 above.

7.  Non-Solicitation.

(a)  Non-Solicitation of Employees. The Executive hereby agrees that for a period of one (1) year after the Termination Date, he shall not, directly or indirectly through any other individual, person or entity, employ, solicit or induce any individual who is, or was at any time during the last twelve (12) months of the Executive’s employment by the Company, an employee of the Company to terminate or refrain from renewing or extending his or her employment by the Company or to become employed by or enter into a contractual relationship with the Executive or any other individual, person or entity. For the purposes of this Agreement the “Company” shall be deemed to include the Company and each of its Affiliates. The foregoing provision shall not preclude an enterprise of which Executive is an employee from hiring any of the foregoing individuals, provided, however, that Executive has not otherwise breached the foregoing provisions of this Section 7(a).

(b)  Non-Solicitation of Suppliers or Vendors. The Executive hereby agrees that for a period of one (1) year after the Termination Date, he shall not, directly or indirectly through any other individual, person or entity, solicit, persuade or induce any individual, person or entity which is, or at any time while Executive was employed by the Company was, a supplier of any product or service to the Company, or vendor of the Company (whether as a distributor, agent, commission agent, employee or otherwise), to terminate, reduce or refrain from renewing or extending his, her or its contractual or other relationship with the Company. The foregoing provision does not preclude any enterprise of which Executive is an employee from doing business with the foregoing persons, provided however that Executive has not otherwise breached the foregoing provisions of this Section 7(b).

(c)  Non-Solicitation of Customers. The Executive hereby agrees that for a period of one (1) year after the Termination Date, he shall not, directly or indirectly through any other individual, person or entity, solicit, persuade or induce any individual, person or entity which is, or at any time during the Employment Period was, a customer of the Company to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the Company in regard to the purchase of products or services manufactured, marketed or sold by the Company, or to become a customer of or enter into any contractual or other relationship with the Executive or any other individual, person or entity in regard to the purchase of products or services similar or identical to those manufactured, marketed or sold by the Company. The foregoing provision does not preclude any enterprise of which Executive is an employee from doing business with the foregoing persons, provided however that Executive has not otherwise breached the foregoing provisions of this Section 7(c).

8.  Non-Competition. The Executive hereby agrees that for a period of one (1) year after the Termination Date, the Executive shall not, directly or indirectly, anywhere in the entire United States, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, independent contractor or in any other capacity with, or have any financial interest in, or aid or assist anyone else in the manufacture, sale or representation of products or the provision of services identical or similar to the products and services manufactured, sold, represented or provided by the Company, and which products or services are marketed to the same customer base as the products or services offered by the Company, at any time while the Executive was employed by the Company or during the one year period after the Termination Date, or which are included in any business plans of the Company in existence and under consideration at the time of termination and of which Executive was aware. The foregoing shall not preclude Executive from being a passive owner of not more than 2% of the outstanding stock of any class of stock of any corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

9.  Confidentiality. Executive covenants and agrees that he shall not divulge to anyone, Confidential Information, as hereinafter defined. Executive also covenants and agrees that he will not disclose, disseminate or publicize, or cause or permit to be disclosed, disseminated or publicized to any person, corporation, or other entity (with the exception of Executive’s immediate family, his attorneys and accountants) any of the terms of this Agreement, including, without limitation, the amounts paid pursuant to this Agreement, unless and only to the extent required by lawful order or subpoena. “Confidential Information” means all information of a confidential or proprietary nature regarding the Company and a21, their respective businesses or properties, that the Company and a21 has furnished or furnishes to the Executive, whether before or after the date of this Agreement, or is or becomes available to the Executive by virtue of the Executive’s employment by the Company and a21, whether tangible or intangible, and in whatever form or medium provided, as well as all information the Executive generated that contains, reflects or is derived from such information. The term, “Confidential Information” shall include, but not be limited to, computer software or data of any sort developed or compiled by the Company, a21 or any of their respective Affiliates, customer lists, customer requirements and specifications, financial data, sales figures, costs and pricing figures, marketing and other business plans, product development, marketing concepts, personnel matters, drawings, specifications, instructions, methods, processes, techniques, formulae or any other information relating to the Company’s or a21’s services, products, sales, technology, research data, software and all other know-how, trade secrets or proprietary information, or any copies, elaborations, modifications and adaptations thereof, which are in the possession of the Company, a21 or any of their respective Affiliates and which have not been published or disclosed to, and are not otherwise known to, the public. The Executive further agrees that on or before the Effective Date or at any other time upon request, the Executive shall promptly deliver to the Company and a21, without retaining any copies thereof, all evidence of the Confidential Information, including, without limitation, all notes, memoranda, records, files and other documents, whether tangible or intangible, and regardless of how stored or maintained, whether on computer tapes, discs or any other form of technology.

10.  Non-Disparagement.

(a)  Except to the extent required by law or under legal process, the Executive agrees not to (i) in any way publicly disparage the Company or a21, their respective shareholders, officers, directors, or employees, (ii) act in a manner reasonably likely to cause embarrassment or public humiliation to such entities or persons, or (iii) make any public statement or take any action that is reasonably likely to be adverse, inimical or otherwise detrimental to the interests of such entities or persons.

(b)  Except to the extent required by law or under legal process, the Company and a21 agree to use commercially reasonable efforts to cause its directors and executive officers not to (i) in any way publicly disparage the Executive, his employees, or agents, (ii) act in a manner reasonably likely to cause embarrassment or public humiliation to such entities or persons, or (iii) make any public statement or take any action that is reasonably likely to be adverse, inimical or otherwise detrimental to the interests of such entities or persons.

(c) The Company and a21 will issue the following jointly drafted announcements: (i) internal statement to Company and a21 employees; (ii) press release; and (iii) a reference statement for use in response to inquiries from prospective employers, or others. The Company and a21, including their directors, officers, and employees at the executive level will make no other public statements about Executive, his employment, or the end of that employment other than are contained in the three jointly drafted announcements, except to the extent required by applicable law. The Company, a21, and Executive agree that as of the Effective Date, the parties have drafted the three joint announcements and agreed to their content by initialing a written copy of each announcement.

11.  Non-Admission of Liability. This Agreement and the release contained herein shall not be construed as evidence or an admission of any wrongdoing or violation of any law, regulation, rule or agreement.

12.  Consequences if Violation of Certain Promises.If any party must take legal action to enforce the terms of this Agreement, the prevailing party will be entitled to receive reasonable attorney’s fees and costs from the non-prevailing party. The remedy provided under this Section 12 shall not be construed to limit or exclude any other remedy available to the parties under any other provision of this Agreement.

13.  Equitable Remedies. Each party recognizes that irreparable injury will result to the other party if a party breaches any provision of this Agreement, and the parties agree that if any party should engage, or directly cause any other person or entity to engage, in any act in violation of any provision of this Agreement, then the non-breaching party shall be entitled, in addition to any other remedies, damages and relief as may be available under applicable law, to seek an injunction prohibiting the breaching party from engaging in any such act or specifically enforcing this Agreement, as the case may be. It is understood and agreed that no failure or delay by the non-breaching party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

14.  Encouragement to Consult with Attorney; Full Understanding of Document. Executive acknowledges that he has been encouraged to and has consulted with an attorney of his own choosing before signing this Agreement. By signing this Agreement, Executive acknowledges that he has read this Agreement thoroughly, that he has had the opportunity to and has consulted with an attorney of his own choosing prior to signing, and that his agreement to the terms of this Agreement is knowing, willing and voluntary. In connection with this Agreement, the Company hereby agrees to pay up to Ten Thousand Dollars ($10,000) in legal and other fees and expenses incurred by the Executive in the negotiation and preparation of the Agreement, upon presentation of such reasonable documentation as the Company shall request.

15.  Interpretation and Enforcement of Agreement. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Florida, without reference to its conflicts of laws principles. If any term or condition of this Agreement shall be held to be invalid or unenforceable, this Agreement shall be interpreted without that term or condition. The parties hereby irrevocably consent to the exclusive jurisdiction of the state or federal courts sitting in Jacksonville, Florida in connection with any controversy or claim arising out of or relating to this Agreement, and hereby waive any claim that such forum is inconvenient or otherwise improper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any matter authorized by Florida law.

16.  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, representatives and assigns, provided, however, that this Agreement is assignable to any legal successor of the Company and a21 but this Agreement may not be assigned by Executive. Nothing herein limits the right of Executive’s estate to receive all consideration provided for in this Agreement should Executive become deceased during the Severance Period.

17.  Property. In addition to all materials to be returned to the Company and a21 pursuant to Section 9 of this Agreement, the Executive hereby agrees to deliver all other property of the Company and/or a21 or their respective Affiliates currently in the possession of the Executive, including, but not limited to a laptop computer and Blackberry. The Company will provide to Executive a written and signed receipt indicating the property that has been returned. The Company will send to the Executive within five (5) business days of the Effective Date all of his personal belongings located at the Company’s offices.

18.  Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Executive, the Company and a21 with regard to all matters contained herein, and supersedes all prior agreements and understandings among the parties with respect to its subject matter. This Agreement may not be changed or modified except by a written agreement that has been signed by the Executive and by a duly authorized officer of the Company and a21.

19.  Execution in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed, or caused to be executed by a duly authorized representative, this Agreement as of the date and year first written above.

SUPERSTOCK, INC.

By:
Name: Thomas Costanza Title: Chief Financial Officer

a21, INC.

By:
Name: Albert H. Pleus Title: Chief Executive Officer

EXECUTIVE

By:
Haim Ariav

GLOSSY FINISH, LLC

By:
Name: Haim Ariav Title: Sole Principal